Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 29, 2012 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended June 30, 2012 of Contango Oil & Gas Company, which are incorporated by reference in this Amendment No. 1 to the Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

July 24, 2013